Exhibit 99.1

SYSTEMAX REPORTS SECOND QUARTER FINANCIAL RESULTS

-- Sales Grow to a 2nd Quarter Record $872 million, Led by B2B Channel --

PORT WASHINGTON, NY, August 3, 2011 – Systemax Inc. (NYSE: SYX) today announced financial results for the second quarter and six months ended June 30, 2011.

Performance Summary (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Sales	$872.2	$805.9	$1,802.1	$1,721.1
Gross Profit	$128.9	$113.4	$259.4	$238.0
Gross Margin	14.8%	14.1%	14.4%	13.8%
Operating Income	$21.8	$16.1	$40.5	$36.5
Operating Margin	2.5%	2.0%	2.2%	2.1%
Diluted earnings per share	$0.42	$0.25	$0.78	$0.56
Special (gains) charges, net	$(7.1)	$0.3	$(6.6)	$0.3
Special (gains) charges, net, per diluted share, after tax	$(0.13)	$0.01	$(0.12)	$0.01

Second Quarter 2011 Financial Highlights:
●	Consolidated sales grew 8% to a record $872.2 million in U.S. dollars. On a constant currency basis, sales grew 4%.
●	Business to business channel sales grew 16% to $482.5 million in U.S. dollars. On a constant currency basis, sales grew 10%.
●	Consumer channel sales were flat at $389.7 million in U.S. dollars. On a constant currency basis, sales declined 1%.
●	“Same store” business to business sales grew 7% and same store consumer sales declined 4% on a constant currency basis.
●
The Company recorded special gains, net of legal and professional fees, of $7.1 million on a pre-tax basis, or approximately $0.13 per diluted share, after tax, related to the previously disclosed investigation and settlement with a former officer and director.

●	Diluted earnings per share (EPS) were $0.42.

Six Months 2011 Financial Highlights:
●	Consolidated sales grew 5% to a record $1.8 billion in U.S. dollars. On a constant currency basis, sales grew 3%.

●	Business to business channel sales grew 12% to $963.0 million in U.S. dollars. On a constant currency basis, sales grew 8%.
●	Consumer channel sales declined 2% to $839.1 million in U.S. dollars. On a constant currency basis, sales declined 3%.
●
The Company recorded special gains, net of legal and professional fees, of $6.6 million on a pre-tax basis, or approximately $0.12 per diluted share after tax, related to the previously disclosed investigation and settlement with a former officer and director.

●	Diluted earnings per share (EPS) were $0.78.

Richard Leeds, Chairman and Chief Executive Officer, said, “We delivered solid top line growth in the quarter.  Our business to business operations continue to perform well and once again led our performance as customers update their IT infrastructure. In addition, the Industrial Products group had another outstanding quarter, delivering 27% revenue growth as we continue to execute on our growth initiatives in this segment.  Consumer channel sales were flat, reflecting a very competitive consumer technology market, particularly on the web.  However, our retail stores once again showed solid growth.”

“Our bottom-line remains a key area of focus as we work to improve our gross and operating margins.  Our European Technology businesses are showing improved margin performance, particularly in France, as we deliver on the benefits of a fully integrated operating platform.  Our Industrial Products business continues to demonstrate its ability to leverage its business model.  In our North American technology business our efforts to drive additional efficiencies from our Georgia distribution center and mitigate the impact of discounted freight are showing progress but overall margins in this business remain disappointing.  Our senior management team recently completed an extensive review of our North American technology business and is implementing a number of operating changes and best management practices, which we believe will improve its operating performance.  It will be a number of quarters before the full impact of these efforts are evident but we are confident that these steps will allow us to better capitalize on the scale of our technology business. Finally, we recorded special gains in the quarter related to an investigation and settlement with a former officer and director of the company.”

Supplemental Channel Sales Summary (in millions)
Channel	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Business to busines1	$482.5	$417.4	$963.0	$862.6
Consumer2	$389.7	$388.5	$839.1	$858.5
Consolidated Sales	$872.2	$805.9	$1,802.1	$1,721.1

1Includes sales from managed business relationships, including outbound call centers and extranets, and the entire Industrial Products and Corporate segments
2 Includes sales from retail stores, consumer websites, inbound call centers and television shopping

Supplemental “Same Store” Channel Growth1 – Q2 2011 vs. Q2 2010
Channel	Change
Business to business	7%
Consumer	-4%
Consolidated Sales	2%

1Comprised of revenue at retail stores, websites and call centers operating for at least 14 full months as of the beginning of the current comparison period and computed on a constant currency basis.  The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.  As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

Supplemental Product Category Sales Summary (in millions)
Product Category	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Computer accessories & software	$251.0	$224.6	$521.6	$481.3
Computers	$243.0	$201.3	$461.7	$428.9
Consumer electronics	$170.8	$179.0	$376.4	$384.7
Computer components	$106.5	$123.2	$249.0	$270.4
Industrial products	$78.8	$62.2	$149.6	$116.8
Other	$22.1	$15.6	$43.8	$39.0
Consolidated sales	$872.2	$805.9	$1,802.1	$1,721.1

Supplemental Business Unit Sales Summary (in millions)
Business Unit	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Technology Products	$792.7	$743.1	$1,651.1	$1,603.2
Industrial Products	$78.8	$62.2	$149.6	$116.8
Corporate and Other	$0.7	$0.6	$1.4	$1.1
Consolidated sales	$872.2	$805.9	$1,802.1	$1,721.1

Working capital grew by $28.8 million to $329.7 million and cash and cash equivalents grew by $7.7 million to $99.8 million as of June 30, 2011. The Company had availability under its credit facility of approximately $115.8 million and total cash and available liquidity of approximately $215.6 million as of June 30, 2011.  Short and long-term debt totaled approximately $12.1 million at June 30, 2011.

The Company’s effective tax rate for the first six months of 2011 was 30.5%, compared to 37.3% last year.    The lower effective tax rate was primarily due to a higher mix of taxable income in countries with lower tax rates.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its second quarter 2011 results today, August 3, 2011 at 5:00 p.m. Eastern Time.  To access the teleconference, please dial 877-881-2609 (U.S. callers) or 970-315-0463 (Int’l callers) and reference passcode 86420105 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s website at www.systemax.com. A replay of the conference call will be available through August 10, 2011. It can be accessed by dialing 855-859-2056 (U.S. callers) or 404-537-3406 (Int’l callers), passcode 86420105. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce websites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR/ MEDIA CONTACTS:
Dianne Pascarella / Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667
pascarella@braincomm.com
nancy@braincomm.com
- ### -

SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30*		June 30*
	2011	2010	2011	2010
Net sales	$872,222	$805,875	$1,802,089	$1,721,112
Cost of sales	743,279	692,474	1,542,648	1,483,110
Gross profit	128,943	113,401	259,441	238,002
Gross margin	14.8%	14.1%	14.4%	13.8%
Selling, general and administrative expenses	114,265	96,966	225,634	201,154
Special (gains) charges, net	(7,150)	343	(6,646)	343
Operating income	21,828	16,092	40,453	36,505
Operating margin	2.5%	2.0%	2.2%	2.1%
Interest and other (income) expense, net	(475)	1,074	(1,454)	2,690
Income before income taxes	22,303	15,018	41,907	33,815
Provision for income taxes	6,744	5,568	12,782	12,614
Effective tax rate	30.2%	37.1%	30.5%	37.3%
Net income	15,559	$9,450	29,125	$21,201
Net margin	1.8%	1.2%	1.6%	1.2%

Net income per common share:
Basic	$0.42	$0.26	$0.79	$0.57
Diluted	$0.42	$0.25	$0.78	$0.56

Weighted average common and common equivalent shares:
Basic	36,833	36,967	36,996	36,876
Diluted	37,101	37,726	37,405	37,570

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)
	(Unaudited)
	June 30	December 31
	2011	2010
Current assets:
Cash and cash equivalents	$99,792	$92,077
Accounts receivable, net	265,915	276,344
Inventories	358,469	370,375
Prepaid expenses and other current assets	20,702	26,441
Total current assets	744,878	765,237
Property, plant and equipment, net	73,352	73,765
Goodwill, intangibles and other assets	54,359	55,098
Total assets	$872,589	$894,100

Current liabilities:
Short-term debt	$5,265	$2,655
Accounts payable and accrued expenses	409,885	461,710
Total current liabilities	415,150	464,365
Long-term debt	6,818	7,386
Other liabilities	14,480	13,081
Shareholders’ equity	436,141	409,268
Total liabilities and shareholders’ equity	$872,589	$894,100

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarter ended on July 2, 2011. The second quarters of both 2011 and 2010 included 13 weeks. The first six months of both 2011 and 2010 included 26 weeks.